Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Executive Vice President and Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. ANNOUNCES FOURTH QUARTER

RESULTS AND NON-CASH ASSET IMPAIRMENT CHARGE

MINNEAPOLIS (February 9, 2004) BUCA, Inc. (NASDAQ: BUCA) today announced that comparable restaurant sales for the thirteen weeks ended December 28, 2003 declined approximately 7% at Buca di Beppo and declined approximately 4% at Vinny T’s of Boston, compared with the same period last year. The net loss for the thirteen weeks ended December 28, 2003 was $11,734,000, or 70 cents per share, including the effects of a $12,247,000 tax effected, non-cash, asset impairment charge. Net income for the thirteen weeks ended December 30, 2002 was $1,793,000, or eleven cents per share. Total sales for the thirteen weeks ended December 28, 2003 increased 6.5% to $67,617,000 from $63,518,000 in the same period last year.

Joseph P. Micatrotto, chairman, CEO and president of the company, stated, “The asset impairment charge is for long-lived assets primarily related to nine restaurants located in seven markets across the country. While we have taken an asset impairment charge at each of these locations, we have no present intention to close any of the restaurants, as they contribute to their fixed costs. The asset impairment was taken in compliance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment of Long-Lived Assets.” The total amount of the asset impairment charge was $15,330,000, offset by the income tax impact of $3,083,000, for a net charge of $12,247,000 after taxes.

“We had anticipated that our comparable restaurant sales trends would improve during the fourth quarter, but we were disappointed with our results. However, we have seen an improvement in our sales during the first six weeks of fiscal 2004. Our Buca di Beppo comparable restaurant sales, although improving from the fourth quarter, remain negative in comparison with last year, while our Vinny T’s of Boston comparable restaurant sales are flat as compared with last year.

“For the 52 weeks ended December 28, 2003, our Buca di Beppo comparable restaurant sales declined approximately 7% and our Vinny T’s of Boston comparable restaurant sales declined approximately 8%. For the year, our total sales increased 7% to $257,043,000 from $240,259,000 for fiscal 2002. Our net loss for the year was $12,300,000, or 73 cents per share, including the effects of the asset impairment charge. Net income for the twelve months ended December 29, 2002 was $7,996,000, or 47 cents per share fully diluted.

“Our net income before the asset impairment charge would have been approximately $513,000, or three cents per share after applicable tax credits for the thirteen weeks ended December 28, 2003 and our net loss for the 52 weeks ended December 28, 2003 before the asset impairment charge would have been approximately $53,000, or zero cents per share.

“During fiscal 2004, we plan to open a total of four new restaurants, three Buca di Beppo restaurants in California and one Vinny T’s of Boston in Manchester, Connecticut. With only four new restaurant openings during the year, we will focus our efforts on improving our comparable restaurant sales. We are very optimistic about our “Buca Small” menu initiative which features smaller, lower-cost portions that we believe will give our guests, in both large and small parties, reasons to visit our restaurants more frequently. We expanded our “Buca Small” menu initiative test to 25 restaurants in mid-January 2004. We have received significant positive feedback from our guests regarding this program and we plan to support this initiative with test marketing in three markets during the last half of the first quarter. Based upon continued positive results, we plan to roll this initiative into all of our Buca di Beppo restaurants by mid-second quarter of fiscal 2004.

“We are pleased with our progress at our Vinny T’s of Boston restaurants. We believe that we will improve our comparable restaurant sales at Vinny T’s during fiscal 2004, now that we have our new name, new menu and new wine list in place. Our new restaurant in Portland, Maine continues to perform well and we are equally excited about our fiscal 2004 new opening in Manchester, Connecticut.

Micatrotto concluded, “We expect that our comparable restaurant sales will remain negative in the low single digits at our Buca di Beppo restaurants during the first quarter and that our Vinny T’s of Boston restaurants will generate slightly positive comparable restaurant sales during the first quarter. We expect that these sales results will produce a net loss for the first quarter of between two and five cents per share.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 105 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected number and location of new restaurant openings in fiscal 2004; the timing of commencing the new “Buca Small” menu initiative; the expected comparable restaurant sales for the first quarter of fiscal 2004 and for the full year 2004; and the expected net loss per share for the first quarter of fiscal 2004.

The actual number and timing of new restaurant openings in fiscal 2004 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, the timing and success of locating suitable sites, negotiating acceptable leases or purchases, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual timing of commencing the new “Buca Small” menu initiative could be delayed based upon results achieved in the test markets and changes in consumer preferences. Net loss per share and comparable restaurant sales for the first quarter of fiscal 2004 and for the full year fiscal 2004 could be higher or lower than projected due to changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Net loss per share could also be affected by higher or lower costs, including product and labor costs and the other expenses of running the company’s business, as well as the number of shares outstanding.

These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

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Buca, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Restaurant sales	$67,617	$63,518	$257,043	$240,259
Restaurant costs:
Product	16,623	15,387	62,595	58,820
Labor	22,387	20,135	86,568	77,704
Direct and occupancy	18,848	14,957	69,539	57,177
Depreciation and amortization	4,347	3,597	16,546	13,412

Total restaurant costs	62,205	54,076	235,248	207,113

Income from restaurant operations	5,412	9,442	21,795	33,146
General and administrative expenses	4,720	5,193	18,422	16,188
Pre-opening costs	195	333	2,300	2,599
Loss on impairment of long-lived assets	15,330	382	15,330	382

Operating (loss) income	(14,833)	3,534	(14,257)	13,977
Interest income	6	51	95	188
Interest expense	(681)	(438)	(2,179)	(1,226)
Loss on early extinguishment of debt		(394)		(394)

(Loss) income before income taxes	(15,508)	2,753	(16,341)	12,545
Benefit (provision) for income taxes	3,774	(960)	4,041	(4,549)

Net (loss) income	$(11,734)	$1,793	$(12,300)	$7,996

Basic:
Net (loss) income per common share	$(0.70)	$0.11	$(0.73)	$0.48

Weighted average shares outstanding	16,798,055	16,618,428	16,738,032	16,498,204

Diluted:
Net (loss) income per common share	$(0.70)	$0.11	$(0.73)	$0.47

Weighted average shares assumed outstanding	16,798,055	16,743,908	16,738,032	16,879,655

	Percentage of Sales
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 28, 2003	December 29, 2002	December 28, 2003	December 29, 2002
Restaurant sales	100.0%	100.0%	100.0%	100.0%
Restaurant costs:
Product	24.6%	24.2%	24.4%	24.5%
Labor	33.1%	31.7%	33.7%	32.3%
Direct and occupancy	27.9%	23.5%	27.1%	23.8%
Depreciation and amortization	6.4%	5.7%	6.4%	5.6%

Total restaurant costs	92.0%	85.1%	91.5%	86.2%

Income from restaurant operations	8.0%	14.9%	8.5%	13.8%
General and administrative expenses	7.0%	8.2%	7.2%	6.7%
Pre-opening costs	0.3%	0.5%	0.9%	1.1%
Loss on impairment of long-lived assets	22.7%	0.6%	6.0%	0.2%

Operating (loss) income	(21.9)%	5.6%	(5.5)%	5.8%
Interest income	0.0%	0.1%	0.0%	0.1%
Interest expense	(1.0)%	(0.7)%	(0.8)%	(0.5)%
Loss on early extinguishment of debt	0.0%	(0.6)%	0.0%	(0.2)%

(Loss) income before income taxes	(22.9)%	4.3%	(6.4)%	5.2%
Benefit (provision) for income taxes	5.6%	(1.5)%	1.6%	(1.9)%

Net (loss) income	(17.4)%	2.8%	(4.8)%	3.3%

Reconciliation of Non-GAAP Financial Measures

Net (loss) income before the asset impairment charge is not calculated in accordance with generally accepted accounting principals (GAAP). We believe that the presentation of net (loss) income before the asset impairment charge provides a useful analysis of our ongoing operating trends and helps investors compare operating performance period to period. A reconciliation of these non-GAAP financial measures to GAAP numbers is included in the attached financial statements and on BUCA’s website at http://www.bucainc.com/ir_reports.asp.

	For the Thirteen Weeks Ended December 28, 2003 (in thousands, except share and per share data)
	As Reported	Asset Impairment	As Adjusted
Loss before income taxes	$(15,508)	$(15,330)	$(178)
Benefit from income taxes	3,774	3,083	691

Net (loss) income	$(11,734)	$(12,247)	$513

Net loss (income) per common share — basic
Net loss (income) per common share	$(0.70)	$(0.73)	$0.03

Weighted average common shares outstanding	16,798,055	16,798,055	16,798,055

	For the Fifty-Two Weeks Ended December 28, 2003 (in thousands, except share and per share data)
	As Reported	Asset Impairment	As Adjusted
Loss before income taxes	$(16,341)	$(15,330)	$(1,011)
Benefit from income taxes	4,041	3,083	958

Net loss	$(12,300)	$(12,247)	$(53)

Net loss per common share — basic
Net loss per common share	$(0.73)	$(0.73)	$(0.00)

Weighted average common shares outstanding	16,738,032	16,738,032	16,738,032

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